Exhibit 10.2
Boise Cascade Company
Legal Department
1111 West Jefferson Street, Ste 300
PO Box 50 Boise, ID 83728
T 208 384 6451

CONFIDENTIAL

[DATE]

[NAME]
[ADDRESS]

Dear [NAME]:

    Boise Cascade Company (the "Company") considers it essential to the best interests of the Company and its owners to foster the continuous employment of key management personnel in the event certain material events are threatened or occur. In this regard, the Board of Directors of Boise Cascade Company (the "Board"), has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction for a period of time.

    In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the “Agreement”) if your employment is terminated under the circumstances described below.

    1.    Term of Agreement. This Agreement is effective on the date hereof and shall continue in effect through January 31, 2023 provided that on January 31, 2022 and each January 31 thereafter, the term of the Agreement shall automatically be extended for an additional year, unless the Company shall have given notice at least sixty (60) days prior to January 31st that such extension will not occur. The period during which this Agreement is in effect is referred to as the “Term.” This agreement supersedes and replaces in its entirety: 1) any prior agreement between you and the Company regarding benefits upon termination and 2) the provisions of the Executive Officer Severance Policy.

    2.    Qualifying Termination. Except as set forth in Section 4, no benefits shall be payable under this Agreement unless your employment is terminated pursuant to a Qualifying Termination during the Term. Your termination is a Qualifying Termination if your employment terminates during the Term unless your termination is because of your death, by the Company for Cause or Disability, or by you other than for Good Reason. A transfer of your employment from the Company to one of its subsidiaries or affiliates, from a subsidiary or affiliate to the Company, or between subsidiaries or affiliates is not a termination of employment for purposes of this Agreement. Mandatory retirement

[NAME]
[DATE]

under the Company’s Officer Mandatory Retirement Policy is not a Qualifying Termination.

        A.    Disability. If, as a result of your incapacity due to physical or mental illness or injury, you are absent from your duties with the Company on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you have not returned to the full-time performance of your duties, your employment may be terminated for "Disability."

        B.    Cause. Termination of your employment for "Cause" means termination upon (1) your willful and continued failure to substantially perform your duties with the Company (other than failure resulting from your incapacity due to physical or mental illness or injury, or actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (2) your willful engagement in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Section 2.B, no act or failure to act on your part shall be considered "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your act or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until:

•a resolution is duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (1) or (2) of this Section 2.B and specifying the particulars of your conduct in detail, and
•a copy of this resolution is delivered to you.

            Any decision by the Board that a termination for Cause is warranted must be supported by clear and convincing evidence. Further, any decision by the Board that a termination for Cause is warranted may trigger the Company’s executive compensation claw back policy in effect at the time of termination.

        C.    Good Reason. "Good Reason" means the occurrence of any of
the following events without your consent: (1) a material reduction in your base salary
[or bonus opportunity] [(other than a reduction that is equal in percentage to, or smaller than, that imposed upon the other executives of the Company)], (2) a material diminution in your authority, duties or responsibilities [(other than temporarily while you are physically or mentally incapacitated or as required by applicable law)], (3) relocation by the Company of your principal place of employment by more than fifty (50) miles from the location of your principal place of employment as of the date of this Agreement
(other than for any travel that is required by your position with the Company); (4) a material breach by the Company of your employment agreement, if any, and (5) failure of the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement (which assumption need not be expressly stated if it is a natural consequence of the structure of the transaction by which such entity becomes a successor (e.g., a sale of the Company’s stock));

[NAME]
[DATE]

provided, however, that none of the foregoing events will constitute Good Reason unless (a) you notify the Company in writing of the existence of the event you believe constitutes Good Reason within thirty (30) days of the initial occurrence of such event (which notice specifically identifies such event in reasonable detail), (b) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (c) you actually terminate employment within sixty (60) days after the expiration of the Remedial Period.

            Your right to terminate your employment pursuant to this Section 2.C shall not be affected by your incapacity due to physical or mental illness or injury.] Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any event, circumstance, act or failure to act constituting Good Reason.

        D.    Notice of Termination. Any purported termination by the Company or by you shall be communicated by written Notice of Termination to the other party according to Section 8. A "Notice of Termination" must indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision.

        E.    Date of Termination. "Date of Termination" means:

(1)if your employment is terminated for Disability, thirty (30) days after the Notice of Termination is given (provided that you have not returned to the performance of your duties on a full-time basis during that thirty (30) day period);
(2)if your employment is terminated for Cause, for Good Reason, or for any other reason other than Disability, the date specified in the Notice of Termination (which, in the case of a termination for Good Reason shall not be more than sixty (60) days from the date the Notice of Termination is given); or
(3)if a dispute exists regarding the termination, the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected), or, if earlier, the last day of the Term. This subsection (3) shall apply only if (i) the party receiving the Notice of Termination notifies the other party within thirty (30) days that a dispute exists; (ii) the notice of dispute is made in good faith; and (iii) the party giving the notice of dispute pursues resolution of the dispute with reasonable diligence. While any dispute is pending under this subsection (3), the Company will continue to pay you your full compensation in effect when the Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans and programs in which you were participating when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved, or if earlier, the last day of the Term. Amounts paid under this subsection (3) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

    3.    Compensation during Disability or Upon Termination for Cause or Other than for Good Reason.

        A.    During any period that you fail to perform your duties as a result of incapacity due to physical or mental illness or injury, you shall continue to receive your

[NAME]
[DATE]

full base salary at the rate then in effect and all compensation paid during the period until your employment is terminated for Disability pursuant to Section 2.A. Thereafter, your benefits shall be determined in accordance with the insurance programs then in effect of the Company or subsidiary corporation by which you are employed, and any qualified and nonqualified retirement plan(s) in which you are a participant.

        B.    If your employment is terminated for Cause or by you other than for Good Reason, the Company shall pay you only your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan at the time those payments are due, and the Company shall have no further obligations to you under this Agreement.

    4.    Compensation upon a Qualifying Termination. If your employment is terminated pursuant to a Qualifying Termination, then you shall be entitled to the payments and benefits provided in this Section 4.

        A.    On the sixtieth (60th) day following the Date of Termination (subject to the release having then become effective in accordance with Section 6.F), the Company will pay you the following amounts:

(1)Your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan in which you then participate at the time those payments are due (in each case, to the extent not already paid);

(2)A lump sum severance payment equal to [one (1) (for Vice Presidents) or two (2) (for Senior Vice Presidents, Executive Vice Presidents, Presidents and above)] times the sum of (a) your annual base salary at the rate in effect at the time Notice of Termination is given, plus (b) your target annual incentive for the year in which the Date of Termination occurs (“Target Bonus”);

(3)A lump sum payment equal to [twelve (12) (for Vice Presidents) or eighteen (18) (for Senior Vice Presidents, Executive Vice Presidents, Presidents and above)] times the monthly Company-paid premium amount for all life, disability, accident, and healthcare plans, programs, or arrangements (excluding workers’ compensation plans or programs and any other state mandated plans or programs such as temporary disability insurance) in which you were participating immediately prior to the Date of Termination; and
(4)To the extent not already paid, a lump sum amount equal to the value of your unused and accrued time off, less any advanced time off, in accordance with the time off policy applicable to you as in effect on the Date of Termination.

    B.    You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 4.A be reduced by any compensation earned by you as the result of employment by another employer or otherwise. Payments otherwise receivable by you pursuant to Section 4.A(2) shall be reduced by the amount of any severance benefits received by you pursuant to any Company severance policy. Benefits and payments otherwise receivable by you pursuant to Section 4 shall be reduced by the amount of benefits and payments

[NAME]
[DATE]

received by you pursuant to any other written agreement between you and the Company providing benefits upon termination.

        C.    If, at the time of a Qualifying Termination, you are a “specified employee” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i), then notwithstanding Section 4.A, any payments constituting “deferred compensation” to be paid pursuant to Section 4.A shall be paid on the earlier of the date that is six (6) months after the Date of Termination, or the date of your death (the payment date being the “Delayed Payment Date”). All such amounts that would, but for this Section 4.C, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date without interest.

    5.    Attorney Fees. In any action for enforcement of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

    6.    Employee Covenants; Release.

        A.    You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of your assigned duties and for the benefit of the Company, either during the period of your employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which you obtained during your employment by the Company. This restriction will not apply to information that (i) was known to the public before its disclosure to you; (ii) becomes known to the public after disclosure to you through no wrongful act of yours; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information).

        B.    During your employment with the Company and for [twelve (12) months (for Vice Presidents)) or twenty-four (24) months (for Senior Vice Presidents, Executive Vice Presidents, Presidents and above)] following the Date of Termination, you agree that you will not, directly or indirectly, individually or on behalf of any other person, firm, company or other entity, knowingly solicit, aid or induce any vendor, customer or employee of the Company or any of its subsidiaries or affiliates to end or alter its relationship with the Company in order to accept employment with or render services to or obtain services from any other person, firm, company or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, company or other entity in identifying or soliciting any such person or entity.

        C.    You agree that during and after your employment with the Company you shall not make any public statements that disparage the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6.C.

        D.    You agree that for [twelve (12) months (for Vice Presidents) or twenty-four (24) months (for Senior Vice Presidents, Executive Vice Presidents, Presidents and above)] following the Date of Termination, you will not engage, directly

[NAME]
[DATE]

or indirectly, either as a proprietor, stockholder, partner, officer, employee or otherwise, in the same or similar activities (as determined in the sole discretion of the Board) as you performed for the Company in any business which manufactures, sells, or distributes products or provides similar service to those products manufactured, sold, or distributed by the Company.

        E.    You understand and agree that if you violate any part of this Section 6, the Board may, in its sole discretion, demand repayment of any or all money paid out under Section 4.A(2) and 4.A(3) of this Agreement and you agree to repay all money within ten (10) days of notification of the Board’s demand. You further understand and agree that if you violate any provision of this Section 6, it will cause immediate and irreparable harm to the Company, the amount of which may be difficult or impossible to estimate or determine.

        F.    Notwithstanding anything in this Agreement to the contrary, the payment to you of the benefits provided in Sections 4.A(2) and (3) is conditioned upon your execution and delivery to the Company (and your failure to revoke) a customary general release of claims which shall include a release of the Company and, if applicable, purchaser, and their affiliates, which release must become effective within fifty-nine (59) days after the Date of Termination.

    7.    Successors; Binding Agreement.

        A.    This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

        B.    Any dispute between you and the Company regarding this Agreement may be resolved either by binding arbitration or by judicial proceedings at your sole election, and the Company agrees to be bound by your election in that regard, provided that the Company is entitled to seek equitable relief in a court of competent jurisdiction in connection with the enforcement of the covenants set forth in Section 6. Under no circumstance will a violation or alleged violation of those covenants entitle the Company to withhold or offset a payment or benefit due under this Agreement.

    8.    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing. Notices shall be deemed to have been duly given when delivered by a commercial overnight delivery service such as Federal Express, or when mailed by United States registered mail, return receipt requested, postage prepaid, in either case addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance with this Section 8, except that notice of change of address shall be effective only upon receipt.

    9.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and an officer designated by the Board. No waiver by either party at any

[NAME]
[DATE]

time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement. If obligations of the Company arise prior to the expiration of the Term, those obligations shall survive the expiration of the term.

    10.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

    11.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    12.    No Guaranty of Employment. Neither this Agreement nor any action taken under this Agreement shall be construed as giving you a right to be retained as an employee or an executive officer of the Company.

    13.    Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law.

    14.    Other Benefits; Indemnification. Any payments made to you pursuant to this Agreement are in addition to, and not in lieu of, any amounts to which you may be entitled under any other employee benefit plan, program or policy of the Company, except as specifically provided with respect to severance in Section 4. In addition to the other payments and benefits provided herein, for the six (6) year period immediately following any termination of your employment from the Company during the Term other than a termination for Cause, the Company shall cause you to be covered under the directors and officers insurance coverage (“D&O insurance”) that is in effect with respect to the then-current officers of the Company, it being understood that the level of such coverage provided to you during such period shall be substantially identical to that being provided at such time to the current officers of the Company; provided that if at any time during such six (6) year period no D&O insurance is in effect with respect to the then-current officers of the Company, the Company shall purchase and maintain at its sole expense for the remainder of the six (6) year period a run-off directors and officers insurance policy providing coverage for you at the same level as the D&O insurance in effect at the time of your termination of employment from the Company.

[NAME]
[DATE]

    If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

BOISE CASCADE COMPANY

By
     Jill Twedt
Senior VP, General Counsel and Secretary

AGREED TO AND ACCEPTED this      day of ___________, 20__.

[NAME]